UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

Amendment No. 1

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

Kintera, Inc.

(Exact name of registrant as specified in its charter)

Delaware	74-2947183
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

9605 Scranton Road, Suite 200 San Diego, California	92121
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered
Series A Preferred Stock Purchase Rights	Nasdaq Global Market

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A. (c), please check the following box.    ☑

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A. (d), please check the following box.    ☐

Securities Act registration statement file number to which this form relates: 000-50507

Securities to be registered pursuant to Section 12(g) of the Act:

Not Applicable

(Title of Class)

Item 1.	Description of Securities to be Registered

Effective January 25, 2006, the Board of Directors of Kintera, Inc. (the “Company”) authorized and declared a dividend of one right (a “Right”) for each outstanding share of Common Stock, par value $0.001 (“Common Stock”), to stockholders of record as of the close of business February 10, 2006 (the “Record Date”). Each Right entitles the registered holder, subject to the terms of the Rights Agreement, to purchase from the Company one one-hundredth (1/100) of a share of the Company’s Series A Preferred Stock (“Series A Preferred”) for each outstanding share of Common Stock at a purchase price of $50.00, subject to adjustment (the “Purchase Price”).

On May 29, 2008, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”), with Blackbaud, Inc. (“Blackbaud”), and Eucalyptus Acquisition Corporation, a Delaware corporation and wholly-owned indirect subsidiary of Parent (“Merger Sub”), providing for, among other things, the merger of Merger Sub with and into the Company upon the terms and subject to the conditions set forth in the Merger Agreement.

On May 29, 2008, prior to the execution of the Merger Agreement, the Board approved, and the Company entered into an Amendment (the “Amendment”) to the Rights Agreement. The Amendment, among other things, renders the Rights Agreement inapplicable to the merger, the Merger Agreement and the transactions contemplated thereby. In addition, the Amendment provides that neither Blackbaud, Merger Sub nor any of their affiliates will become an “Acquiring Person” (as such term is defined in the Rights Agreement), none of a “Section 11(a)(ii) Event,” “Stock Acquisition Date”, “Distribution Date”, or “Section 13 Event” shall occur, and that the “Rights” (as all such terms are defined in the Rights Agreement) will not separate from shares of Company common stock, in each case, by reason of the approval or execution of the Merger Agreement, the announcement or consummation of the Merger, the Merger Agreement or the transactions contemplated thereby.

The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the Amendment, a copy of which is filed as Exhibit 4.2 hereto and is incorporated herein by reference.

Item 2.	Exhibits

Exhibit Number	Description

3.1	Certificate of Designation of Rights, Preferences and Privileges of Series A Preferred Stock of Kintera, Inc. is incorporated by reference to Exhibit 3.1 from the Kintera, Inc. Current Report on Form 8-K, dated January 25, 2006.

4.1	Rights Agreement, dated as of January 25, 2006, between Kintera, Inc. and U.S. Stock Transfer Corp., including the form of Rights Certificate, the Summary of Rights and the Certificate of Designation of the Series A Preferred Stock of Kintera, Inc., is incorporated by reference to Exhibit 4.1 from the Kintera, Inc. Current Report on Form 8-K, dated January 25, 2006.

4.2	Amendment to Rights Agreement, dated as of May 29, 2008, between Kintera, Inc. and Computershare, is incorporated by reference to Exhibit 4.1 from the Kintera, Inc. Current Report on Form 8-K, dated May 29, 2008.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

KINTERA, INC.

Date: May 30, 2008	/s/ Richard Davidson
Richard Davidson Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

3.1	Certificate of Designation of Rights, Preferences and Privileges of Series A Preferred Stock of Kintera, Inc. is incorporated by reference to Exhibit 3.1 from the Kintera, Inc. Current Report on Form 8-K, dated January 25, 2006.

4.1	Rights Agreement, dated as of January 25, 2006, between Kintera, Inc. and U.S. Stock Transfer Corp., including the form of Rights Certificate, the Summary of Rights and the Certificate of Designation of the Series A Preferred Stock of Kintera, Inc., is incorporated by reference to Exhibit 4.1 from the Kintera, Inc. Current Report on Form 8-K, dated January 25, 2006.

4.2	Amendment to Rights Agreement, dated as of May 29, 2008, between Kintera, Inc. and Computershare, is incorporated by reference to Exhibit 4.1 from the Kintera, Inc. Current Report on Form 8-K, dated May 29, 2008.